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                                                                    EXHIBIT 99.1
                                                                    ------------

                         NOTIFY TECHNOLOGY CORPORATION
                            UNAUDITED BALANCE SHEET


The following table sets forth (i) the unaudited balance sheet of the Company as of May 31, 2001, (ii) the unaudited effect of the the Company's private placement of Series A Preferred Stock and warrants to purchase Common Stock (the "Financing"), and (iii) the unaudited pro-forma balance sheet of Notify Technology Corporation as of May 31, 2001 after giving effect to the receipt by the Company of the proceeds, net of placement agent commissions, from the Financing of $4,510,00. The unaudited effect and the unaudited pro-forma balance sheet do not reflect any of the expenses related to the Financing.

                                                          May 31, 2001        Effect of        May 31, 2001
                                                             Actual           Financing         Pro Forma
                                                         -------------       -----------      --------------
        Assets
          Current assets:
                   Cash and cash equivalents             $     403,013       $ 4,510,000      $    4,913,013
                   Accounts receivable                         149,043             -----             149,043
                   Inventories                                 186,086             -----             186,086
                   Other assets                                142,990             -----             142,990
                                                         -------------       -----------      --------------
          Total current assets                                 881,132         4,510,000           5,391,132

         Property and equipment, net                           188,884             -----             188,884
                                                         -------------       -----------      --------------
          Total assets                                   $   1,070,016       $ 4,510,000      $    5,580,016
                                                         =============       ===========      ==============


        Liabilities and shareholders' equity
            Current liabilities:
                   Accounts payable                            247,813             -----             247,813
                   Other accrued liabilities                   694,479             -----             694,479
                                                         -------------       -----------      --------------
            Total current liabilities                          942,292             -----             942,292

            Shareholders' equity:
                   Common stock                                  5,267             -----               5,267
                   Preferred stock                               -----         1,170,000           1,170,000
                   Additional paid-in capital               15,057,593         4,968,000          20,025,593
                   Retained earnings                       (14,935,136)       (1,628,000)        (16,563,136)
                                                         -------------       -----------      --------------
            Total shareholders' equity                         127,724         4,510,000           4,637,724
                                                         -------------       -----------      --------------
           Total liabilities and shareholders' equity    $   1,070,016       $ 4,510,000      $    5,580,016
                                                         =============       ===========      ==============